                                                                    EXHIBIT 10.7

                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT ("Agreement") is entered into this __20th_ day of October, 1995 by and between Piranha Interactive Publishing, Inc., an Arizona corporation ("PIRANHA") and Istvan Pely, an individual ("Licensor").

         WHEREAS, Licensor is developing a computer software program and a program demo (for distribution free of charge to the public in order to generate consumer awareness and demand for the full version of the Program) (the program and program demo and all updates, enhancements and versions of either and all documents, components, executable software, source code, text files, sound files, image files, video files, database files and other similar or related files or material and disks relating to either are hereinafter collectively referred to as the "Program") identified on Exhibit "A" attached hereto and incorporated herein by this reference; and

                  WHEREAS, Licensor has agreed to grant to PIRANHA and PIRANHA has agreed to accept, an exclusive worldwide license to copy, manufacture, publish, distribute, sub license and market the Program on the terms and subject to the conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 I. THE PROGRAM

         1.01 Grant of License. Licensor hereby grants to PIRANHA, and PIRANHA hereby accepts, on the terms and subject to the conditions contained herein, an exclusive, worldwide license giving PIRANHA the right to copy, manufacture, publish, distribute, sub license and market the Program, including, without limitation, the right to use and copy the Program. PIRANHA may copy, manufacture, publish, distribute, sub license and market the Program under such names as it, in its sole discretion, considers appropriate. This grant includes permission to market the Program in bundling arrangements which are commercially advantageous in PIRANHA's sole and exclusive discretion.

         Licensor agrees to provide the development, technical expertise and technical support (to PIRANHA) for the Program and is responsible for the design and programming quality. PIRANHA shall market and sell the Program and provide technical support to the consumer.

         1.02 Non-Competition. Licensor, neither directly nor indirectly through affiliated parties, has not and will not finance, develop, market or distribute another game anywhere in the world which is substantially similar to the Program during the Term of this Agreement nor will it enter into any similar agreement with a third party to do so.

         1.03 Property Rights. All right, title and interest in and to the Program, including but not limited to the source code and the executable version of the Program and the copyright to the source code of and the executable version of the Program, including all improvements, enhancements, translations and updates, shall be the exclusive property of Licensor and no rights in or under such property shall pass to or remain in PIRANHA unless otherwise provided by the terms of this Agreement. Licensor may use the source code in connection with the development of other software products, provided such products do not violate the non-competition provisions of this Agreement. All art, images, pictures, graphics, maps, text, text files, sound files, image files, video files, database files and other similar or related files contained in the Program, and all modifications and updates relating thereto, shall be the exclusive property of the Licensor and no rights in or under such property shall pass to or remain in PIRANHA except the license granted by the terms of this Agreement. All right, title and interest in and to the trademark for the name of the Program and the trade names associated with PIRANHA which PIRANHA may create and/or use in connection therewith, and the packaging, box design, manual, registration card, consumer license agreement and other similar or related material created by PIRANHA for the Program, shall be the exclusive property of PIRANHA and no rights in or under such property shall pass to or remain in Licensor unless otherwise provided by the terms of this Agreement.

         1.04 Production and Quality of Program. PIRANHA's obligation to market and sell the Program is conditional upon the Licensor producing a Program with high quality design, format, content and programming. In order to assure development of the Program in accordance with those standards and in order to give Licensor the feedback necessary to ensure that the Program will ultimately be approved by PIRANHA, Licensor and PIRANHA have agreed to the Master Development Schedule attached hereto and made a part hereof by this reference as EXHIBIT B. Additional standards and guidelines which the Program must meet prior to receiving final approval are set forth in EXHIBIT C, attached hereto and made a part hereof by this reference. With the exception of the target Launch Date which may be postponed by PIRANHA for up to sixty days in its sole discretion, changes in the Master Development Schedule or Exhibit C must be approved by both parties in writing.

         PIRANHA must approve, in writing, each stage of the Master Development Schedule before Licensor may proceed to the next stage. Delays in the Master Development Schedule must be approved in writing by PIRANHA. Unapproved delays (other than delays caused by PIRANHA) shall be deemed to be a breach of this Agreement, subject to the rights and remedies set forth elsewhere in the Agreement. Final approval of the Program shall rest with PIRANHA, in its sole discretion. Updates and upgrades to, or other versions or modification of, the Program, including without limitation, any revisions for the purpose of fitting new platforms, additionally require the formulation of a development schedule (each a Secondary Development Schedule) by Licensor, subject to the written approval of PIRANHA. Each Secondary Development Schedule shall be subject to written milestone approvals and final written approval by PIRANHA, in its sole discretion, in the same manner as the Master Development Schedule. All costs associated with the development of the Program and any revisions to the Program shall be borne by Licensor including, but not limited to, any and all work on the Program undertaken by Licensor without the prior written approval of PIRANHA. Once a final Program or update, upgrade or modification to a Program has been approved, PIRANHA shall be responsible for ensuring that each copy of the Program conforms to the approved original.

         Licensor shall also deliver to PIRANHA a detailed account of the supplier for all material contained in the Product, including without limitation, all text, pictures, images, graphics, maps, video and sound, in the form of Exhibit "D" attached hereto and made a part hereof by this reference (a "Source Material Confirmation Report"). All material must either be i) the original work product of the Licensor, ii) be licensed by the Licensor via written contract from the individual or entity with full power and authority to convey the right to use the material or iii) public domain material.

         1.05 Nature of Relationship. The terms of this Agreement shall not constitute a joint venture or partnership between Licensor and PIRANHA. Neither Licensor nor PIRANHA is or shall be deemed to be an agent of the other. Licensor shall have no right to bind PIRANHA, by contract or otherwise, or to transact any business in its name or on its behalf, in any manner or form, or to make any promises or representations on its behalf. PIRANHA shall not have any right to bind Licensor, by contract or otherwise, transact any business in its name or on its behalf, in any manner or form, or to make any promises or representations on its behalf.

         1.06 Translation of Program. PIRANHA is authorized to translate the Program into foreign languages and to sell or arrange for the sale of the Program in foreign countries. In some instances, PIRANHA shall deliver the English text, sound and other necessary files and utilities to a translator, usually physically located in the foreign country. The translator shall then return the translated text, sound and other necessary files to PIRANHA for the purpose of recompiling the translated files. Licensor shall have the option of either recompiling the translated files or making the source code available to PIRANHA so that PIRANHA may either recompile the files or hire a programmer to recompile the translated files. In other instances it may be more practical to send the source code overseas for the translation and recompiling of the Program. In no event, however, shall the source code be delivered by PIRANHA to an overseas translator without the prior written consent of the Licensor. Licensor agrees to assist as reasonably necessary in connection with the translation of the Program but, should PIRANHA determine that any utilities and/or a translation programmer are required for the translation, PIRANHA shall bear the costs associated therewith. PIRANHA may, with Licensor's prior written permission, register Licensor's copyright in any such foreign country. PIRANHA may also, in its sole discretion, register PIRANHA's trademark or trade names in any such foreign country. Licensor shall bear the cost of the registration of its copyright and PIRANHA shall bear the cost of the registration of its trademark or trade names.

         1.07 Right of First Refusal. Licensor hereby grants to PIRANHA a right of first refusal on the same terms and conditions as set forth in this Agreement to any sequels to the Program developed by Licensor. This right of first refusal is for sequels to the Program only and does not extend to unrelated software programs of Licensor or software programs which are not substantially similar, in theme or characters, to the Program. Licensor shall provide PIRANHA with written notice of any newly developed sequel to the Program and PIRANHA shall have ninety (90) days from receipt of such notice to notify Licensor in writing if it desires to exercise its right of first refusal. Any future programs subject to the terms of this Agreement will be listed in Exhibit "A."

         1.08 Confidentiality. Licensor and PIRANHA agree that as a result of this relationship, they have in the past or may in the future develop, obtain, or learn about confidential information which is the property of the other party. Licensor and PIRANHA agree to use their best efforts and the utmost diligence to guard and protect said confidential information, and each agrees that it will not, during or after the period of this Agreement, use for itself or others, or divulge to others said confidential information which that party may develop, obtain or learn about during the Term of or as a result of this Agreement, unless authorized to do so by the other party in writing. Licensor and PIRANHA further agree that upon termination of this Agreement for any reason they will return to the other all records and papers and all matters of whatever nature which bear in any way on the other's confidential information. Licensor and PIRANHA agree that confidential information may not be disclosed to third parties, other than to the Escrow Agent and the respective employees of Licensor and PIRANHA when such disclosure is necessary to accomplish the purposes of this Agreement.

         PIRANHA shall exercise reasonable diligence to ensure that its employees and contractors do not reverse compile, reverse engineer or disassemble (with the exception of PIRANHA's removal of images/text for marketing purposes and the translation of the Program permitted in accordance with the terms of section 1.06 of this Agreement) the Program in whole or in part. Unless PIRANHA receives information suggesting further investigation is necessary, however, reasonable diligence as regards contractors shall be satisfied by the practice of engaging only reputable contractors to fulfill its obligations under the Agreement.

         For the purposes of this Agreement, the term "confidential information" shall include lists of customers, distributors and retailers, processes, technology, proprietary information, patents, designs, methods, techniques, trade secrets, trademarks, copyrights, intellectual property, systems, formulas, patterns, models, devices, compilations, source code and pre-release graphics (except as the same may be used for marketing the Program) or any information of whatever nature which is not otherwise readily available in the public domain. The terms of this section 1.08 shall survive the termination of this Agreement.

         1.09 Distribution of the Program. PIRANHA may distribute, free of charge, copies of the Program for marketing and promotional activities, including evaluation copies and "not for resale" copies. No royalties shall be paid on such copies. PIRANHA shall provide Licensor with 50 units of the Program at no cost to Licensor. Licensor may also purchase additional copies from PIRANHA at the price PIRANHA charges its most favored unaffiliated customers. No royalties shall be paid on such units purchased by or distributed to Licensor. Any units given or sold to Licensor pursuant to this paragraph shall not be sold by Licensor to any third party. PIRANHA shall be entitled to 50 copies of the program at no cost for distribution to its staff and others in its sole discretion. No royalties shall be paid on such copies. PIRANHA may permit staff members to purchase additional units for $5.00 per unit. Royalties shall be paid on the sale of copies to staff members. Any units given by PIRANHA to staff or others or sold by PIRANHA to staff shall not be sold by the recipients to any third party.

         1.10 Escrow. On the due date for the Gold Master of the Product set forth in the Master Development Schedule (Exhibit B), Licensor shall deliver a copy of the fully functional and up-to-date code for the Product to an escrow agent (the "Escrow Agent") mutually agreed upon by the parties, whose services shall be paid for by PIRANHA. Licensor shall also deliver additional copies of the fully functional and up-to-date code for the Product to the Escrow Agent each time that an update or upgrade of the Product is accepted by PIRANHA as ready for shipment to the consumer market. The Escrow Agent will retain possession of the latest version of the code until such time as he receives written instructions from the Licensor to release the code to PIRANHA for purposes of translation, etc. or in the event of a breach of this Agreement by Licensor as determined by an arbitration proceeding under the terms of this Agreement. PIRANHA and Licensor shall execute an Escrow Agreement in the form of Exhibit "E" attached hereto and made a part hereof by this reference.

         1.11 Sales and Marketing. PIRANHA shall use its best commercial efforts in marketing and distributing the Program.

         1.12 Miscellaneous.

                  a) In order to assist Licensor with the completion of the Program, PIRANHA agrees to provide, free of charge to Licensor, the software programs 1) AutoDesk 3DStudio and 2)
MacroMedia Director for Windows.

                  b) Piranha agrees to place on the box and on the CD-ROMS for the Program a statement that the software was developed by Istvan Pely.

                  c) After the execution of this Agreement, Licensor may reference its contractual relationship with PIRANHA in material promoting Licensor's abilities as a computer software developer and may disclose the existence of its contractual relationship with PIRANHA to its present and potential customers. Licensor shall not use PIRANHA's name for any other commercial purpose and shall not imply that PIRANHA has approved or endorsed any other product of Licensor without PIRANHA's prior written consent.

                  d) Final wording of the consumer license agreement from Licensor to the end user shall be subject to Licensor's approval, which approval shall not be unreasonably withheld.

                  e) Both parties acknowledge the possibility of a market for ancillary merchandise related to the Program such as t-shirts, mugs, toys and other items based on characters from the game. Both parties agree in principle to license their various rights in the Program to the other party as necessary for the purpose of the production of such merchandise but neither party shall be permitted to use the other party's rights in the Program for such purpose prior to the execution of a written agreement addressing licensing for such merchandise. Each party agrees to negotiate in good faith regarding such rights at such time as the issue may arise in the future.

                              II. MONTHLY PAYMENTS

         2.01 Monthly Payments. A Program shall be considered sold on the date that PIRANHA ships the Program to a bona fide buyer who has delivered a purchase order in form and substance acceptable to PIRANHA in its sole discretion. All other deliveries and/or shipments of the Program including, but not limited to, the delivery of "not-for-resale" copies, evaluation copies, copies for marketing and promotional activities and copies delivered to the staff of PIRANHA and to Licensor, shall not constitute Program sales and no royalties shall be paid on such Programs. On or before the 15th day of the fourth month following the month in which sales are made, PIRANHA shall pay to Licensor by check payable to Licensor, sent by mail to Licensor, an amount equal to [*] percent ([*]%) of "Net Sales" of the Program by PIRANHA or by its affiliates, successors, assigns or licensees during each such calendar month (the "Monthly Payment(s)"), but as regards sales of the English language version of the Program, whether inside or outside the U.S., in no event shall the Monthly Payment be less than $[*] per copy of the Program sold during such calendar month (the "Minimum English Language Royalty"). "Net Sales" shall mean (i) the actual sales price charged by PIRANHA or by its affiliates, successors or assigns for the units of the Program actually shipped that month, less normal trade discounts, freight, taxes of any type, refunds, returns, rebates or write off of bad debts arising from the sale of the Program (i.e. the

[*] Confidential portion deleted and filed separately with the Securities and Exchange Commission.

failure of a company or person to pay for units of the Program actually shipped) or (ii), as applied to sales of the Program contracted to foreign copublishers (with principal offices outside the U.S., for sales of the Program outside the U.S.), shall mean the actual revenue received by PIRANHA from such copublisher after copublisher's normal trade discounts, freight, taxes of any type, refunds, returns, rebates or write off of bad debt arising from the sale of the Program (i.e. the failure of a company or person to pay for units of the Program actually shipped). Upon termination of the Agreement for any cause, payment of any accrued royalties may be postponed an additional 90 days in order to determine the amount of pending returns of the Program so that Monthly Payments may be appropriately reduced.

         Licensor acknowledges that PIRANHA may offer to the public, through its technical support staff, a "cheat sheet" (solution key) to assist the end user with progress through various stages of the Program. PIRANHA will charge a nominal fee for such instructions (approximately $2.00) and no royalties shall be paid to Licensor on the sale of such instructions.

         If PIRANHA refunds or grants a credit for the sale of any Program for which PIRANHA has been paid, and provided the Monthly Payment for such sale has been paid by PIRANHA to Licensor, the amount of such payment made by PIRANHA to Licensor pursuant to this section shall be deducted from the Monthly Payments thereafter payable or if no further Monthly Payments are thereafter payable, shall be immediately paid by Licensor to PIRANHA.

         2.02 Statements and Procedure. Any payment made by PIRANHA to Licensor as provided in Section 2.01 shall be accompanied by a statement setting forth the number of Programs sold, returns, all offsets and deductions therefrom and the calculation of the Monthly Payment (including discounts given and the number of sales by foreign copublishers, to the extent that such information has been delivered to PIRANHA by such foreign copublishers) due Licensor hereunder. Payments and statements should be mailed to the following address:

                  Istvan Pely
                  19 Farm Gate Way
                  Reistertown, MD 21136

         2.03 Review of Books and Records. If Licensor, acting reasonably, disputes the aggregate amount of the Monthly Payments during the Term of this Agreement, then in such event, but no more than once every six-month period (i.e., a second review may not be requested until at least 6 months have passed since the completion of any prior review), Licensor may provide written notice to PIRANHA and to PIRANHA's accounting firm that it requests a review of the financial records of PIRANHA relating to the sales of the Program for such period and the determination of the aggregate amount of the Monthly Payments which Licensor is entitled to be paid pursuant to Section 2.01 for such period (the "Required Payment Total"). PIRANHA's and Licensor's accounting firms shall work together to determine the Required Payment Total. The determination of Required Payment Total shall be final and binding on both of the parties hereto and from which there shall be no appeal. If Licensor requests a review of the financial records of PIRANHA as provided herein, PIRANHA covenants and agrees to make available to PIRANHA's and Licensor's accounting firms at PIRANHA's normal place of business during normal business hours the financial records of PIRANHA specifically relating to Program sales for such period.

         If PIRANHA's and Licensor's accounting firms determine that the Required Payment Total for such period exceeds the payments made by PIRANHA to Licensor pursuant to Section 2.01 for such period, PIRANHA shall forthwith pay to Licensor within 30 days of the determination of the Required Payment Total an amount equal to such excess by certified check, payable to, or to the order of, the Licensor. If the balance owed by PIRANHA is more than 5% of the Required Payment Total for such period, PIRANHA shall pay for all reasonable costs associated with the review, including the reasonable fees of Licensor's accounting firm. If, however, the balance owed by PIRANHA is less than 5% of the Required Payment Total for such period, Licensor shall pay for all reasonable costs associated with the review, including the reasonable fees of PIRANHA's accounting firm.

         If, on the other hand, PIRANHA's and Licensor's accounting firms determine that the payment made by PIRANHA to Licensor pursuant to Section 2.01 for such period exceeds the Required Payment Total for such period, such excess amount shall be deducted from the Monthly Payments thereafter payable by PIRANHA to Licensor or, if no further Monthly Payments are thereafter payable, shall be paid by Licensor to PIRANHA within 30 days of the determination of the Required Payment Total. In such event, all reasonable costs associated with the review, including the reasonable fees of PIRANHA's accounting firm, shall be borne by Licensor.

         In the event PIRANHA's and Licensor's accounting firms are unable to agree upon the Required Payment Total, the two accounting firms shall select an independent certified public accounting firm ("Independent CPA") to make such final determination. The determination of such Independent CPA shall be binding on the parties. The parties hereto agree to each pay one-half of the fees and expenses of such Independent CPA.

                   III. MODIFICATIONS, MAINTENANCE AND REPAIR

         3.01 Modifications, Maintenance and Repair. Licensor agrees to use its best efforts and to take all reasonable action necessary to repair or correct any problems identified by PIRANHA with the content or with the programming of the supporting software that drives the content (each individual problem shall be referred to as a "Bug," the repair of which shall be referred to as a "Bug Fix") in the Program, without charge to PIRANHA, within forty five (45) days of the receipt of written notice from PIRANHA during the Term of this Agreement. When making a request for a Bug Fix, PIRANHA must provide written documentation setting forth the specific circumstances, to the extent known, which precipitate each Bug and the exact nature and ramifications of the Bug, to the extent known. Licensor shall only be required to undertake a Bug Fix for Bugs which can be explained in sufficient detail to enable Licensor to reproduce the Bug in its copy of the same version of the Program (a "Reproducible Test Case"). For the initial launch of the Program and subsequent to each modification of the Program, Licensor shall deliver to PIRANHA a clean copy of the complete Program, free of all known bugs and errors, in machine readable form (on both 3.5 and 5.25 inch discs if not a CD-ROM program) to be used as a master for duplication and mass production of the Program for sale to the public (a "Gold Master") and shall deliver the source code and related documentation for such version of the Program to the Escrow Agent. Licensor shall not, without the prior written consent of PIRANHA, modify, enhance, alter, update or otherwise change the Program.

         If Licensor fails to correct any Bug within 45 days of the receipt from PIRANHA of such written notice, unless extended by PIRANHA at its option, PIRANHA may retain an independent programmer or entity to correct such Bug. Any modifications or corrections to the Program shall be the property of Licensor. Any third party programmer shall be required to consult with Licensor and to report to the Licensor any and all changes made to the Program. If PIRANHA deems it necessary to provide the source code to a third party programmer for such a modification, PIRANHA shall obtain a written statement from such programmer that the source code shall be kept in the strictest of confidence and shall only be used for the purpose of making the corrections requested by PIRANHA hereunder, and that any corrections shall become part of the Program and the copyright for such corrections shall belong to the Licensor, and all rights therein shall be assigned to Licensor. Licensor shall not be liable for any problems, errors or defects that may arise due to modifications as described above made by a third party programmer. PIRANHA shall indemnify the Licensor against any claim arising due to any actions, omissions or negligence by any such third party programmer.

         If the failure of the Licensor to address any such Bug Fix takes place prior to the date the Program is released for sale to the consumer market, PIRANHA shall be entitled to deduct from any Monthly Payments due to Licensor hereunder, the costs incurred by PIRANHA because of such Bug including, but not limited to, the cost of inventory which is defective as a result thereof and all costs associated with re-mastering disks as a result thereof. In addition, if the target Launch Date for the sale of the Program to the consumer market is delayed for more than 60 days because of the failure of the Licensor to meet the deadlines set forth in this section 3.01, the future Monthly Payments due from PIRANHA to Licensor after the passage of the 60 days shall be reduced by $2,500 per month for each month thereafter (fee to be adjusted pro rata for partial months) for as long as the delay continues.

         If the failure of the Licensor to address any such Bug takes place after the date the Program is released for sale to the consumer market, PIRANHA shall be entitled to deduct from any Monthly Payments due to Licensor hereunder, the costs incurred by PIRANHA to correct or repair such Bug. In addition, Licensor shall bear the cost of each copy of the Program returned by a customer (individual or company) due to the Bug, including but not limited to, the cost of postage and handling for the return of the defective Program, the mailing of the modified Program and the reasonable cost of PIRANHA staff time spent dealing with the problem, calculated at the hourly rate of such employee or, if the employee is salaried, calculated at an "hourly rate" equivalent to their salary divided by a 50 week, 40 hour per week, year.

         Notwithstanding the cure period set forth in Section 6.02(a), if Licensor fails to use its best efforts to correct any Bug within 45 days of the receipt by Licensor of such written notice from PIRANHA, PIRANHA may terminate this Agreement and no further Monthly Payments shall be due from PIRANHA to Licensor (except as provided in section 6.04 of this Agreement) and PIRANHA may exercise its rights pursuant to Section 6.04.

         3.02 New Platforms/Media. PIRANHA and Licensor will consider new platforms and media for the Program and future Programs and development fees and timetables for release of such new platforms and media shall be negotiated in good faith by the parties. Notwithstanding the foregoing, neither party shall be committed to proceed with such new platforms or media until and unless both parties agree that there is sufficient public demand for such platforms or media to be profitable and an agreement is reached regarding the terms for the development and publication of such platforms or media.

                       IV. REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Licensor. Licensor hereby represents and warrants to PIRANHA:

         (a) This Agreement has been duly authorized, executed and delivered by Licensor and is a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally;

         (b) Neither the execution and delivery of this Agreement by Licensor nor the consummation of the transactions herein provided for will result in a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of Licensor under
(i) any agreement to which Licensor is a party or by which Licensor is bound;
(ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Licensor; (iii) any license, permit, approval, consent or authorization held by Licensor; or (iv) any applicable law, statute, ordinance, regulation or rule; and

         (c) Licensor hereby warrants and represents that it is the author and exclusive owner of all rights to the material in the Program, which is the original work of the Licensor or, if not the original work of the Licensor, (i) has been legally licensed, via written contract, by the Licensor from the author or the owner of the material who has full power and authority to license such material, and Licensor has the full power to convey such material and such rights to PIRANHA free of any and all claims or encumbrances or (ii) is public domain material, and the Licensor has the full power to convey such material and such rights to PIRANHA free of any and all claims and encumbrances.

         4.02 Representations and Warranties of PIRANHA. PIRANHA hereby represents and warrants to Licensor as follows:

         (a) This Agreement has been duly authorized, executed and delivered by PIRANHA and is a legal, valid and binding obligation of PIRANHA, enforceable against PIRANHA in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally; and

         (b) Neither the execution and delivery of this Agreement by PIRANHA nor the consummation of the transactions herein provided for will result in a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of PIRANHA under (i) any agreement to which PIRANHA is a party or by which PIRANHA is bound; (ii) any provision of the articles of incorporation or bylaws or resolutions of the board of directors (or committee thereof) or shareholders of PIRANHA; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over PIRANHA; (iv) any license, permit, approval, consent or authorization held by PIRANHA; or (v) any applicable law, statute, ordinance, regulation or rule.

                    V. TRADEMARKS, TRADE NAMES AND COPYRIGHTS

         5.01 Protection of Copyright. Licensor shall have the exclusive ownership interest in, and may choose to obtain copyright registration for, the source code for the Program. PIRANHA shall cooperate with Licensor should it choose to obtain the copyright and, in connection therewith, shall execute and deliver all such agreements, instruments and other documents as Licensor shall reasonably request, but all costs associated therewith shall be borne by Licensor. PIRANHA shall not contest the rights of Licensor in and to the copyright. PIRANHA agrees to retain Licensor's copyright notices on all copies of the Program and end user documentation prepared by Licensor. PIRANHA shall have the exclusive ownership interest in, and may choose to obtain, copyright registration for the box design, the manual, the consumer license agreement and other parts of the packaging of the Program. Licensor shall cooperate with PIRANHA should it choose to obtain any of such copyrights and, in connection therewith, shall execute and deliver all such agreements, instruments and other documents as PIRANHA shall reasonably request, but all costs associated therewith shall be borne by PIRANHA.

         5.02 Protection of Trademarks and Trade Names. PIRANHA shall have the exclusive ownership interest in, and may choose to obtain trademark or trade name registration for, all trademarks and trade names relating to the Program. Licensor shall cooperate with PIRANHA should it choose to obtain any such official trademarks or trade names in PIRANHA's name or to obtain other intellectual property protection with respect to the trademarks and trade names and, in connection therewith, shall execute and deliver all such agreements, instruments and other documents as PIRANHA shall reasonably request, but all costs associated therewith shall be borne by PIRANHA. Licensor shall not contest the rights of PIRANHA in and to the trademarks or trade names.

         5.03 Infringement of Copyright, Trademarks and Patents. Each party shall promptly notify the other of any information which comes to its attention from any source:

         (a) indicating that copyrights, trademarks or patents issued or registered or to be issued or registered may conflict with copyrights, trademarks or patents of either party which are applicable to the Program; or

         (b) of any and all actual or apparent infringement, imitation, illegal or unauthorized use or misuse of the copyrights, trademarks, patents or patent applications (if any) of either party which are applicable to the Program.

                            VI. DURATION OF AGREEMENT

         6.01 Term of Agreement. Subject to Section 6.02, this Agreement shall commence on the date hereof and shall terminate (i) when PIRANHA, in its sole discretion, determines that sales of the Program have fallen below a level which would justify further publication of the Program and terminates the sale of the Program or (ii) five (5) years from the date hereof, whichever occurs first (the "Initial Term"). If however, sales of the Program do not meet or exceed [*] thousand ([*]) units in the first year of the Agreement, the Agreement shall automatically become non-exclusive, and the Licensor shall be free to license the Program to any other computer software publisher or distributor. After the Initial Term, this Agreement shall be automatically renewed on

[*] Confidential portion deleted and filed separately with the Securities and Exchange Commission.

an annual basis unless terminated by written notice from either party delivered at least 90 days prior to the end of the then current renewal year. If this Agreement is renewed or otherwise extended, the terms and conditions applicable during any renewal term shall be the same as those contained herein, except as modified in writing (the period of time during which this Agreement is in effect shall be known collectively as the "Term").

         6.02 Events of Termination. A party to this Agreement (the "Non-defaulting Party") shall have the right to terminate this Agreement upon written notice to the other party (the "Defaulting Party") upon the occurrence of one or more of the following events of default:

         (a) if the Defaulting Party fails to perform any material covenant, agreement or other obligation under this Agreement and such non-performance shall not have been cured or remedied by the Defaulting Party within forty-five
(45) days after written notice thereof has been given by the Non-defaulting
Party;

         (b) the Defaulting Party admits in writing its inability to pay its debts generally as they become due or is insolvent or makes an assignment for the benefit of its creditors, files or has filed against it (and the same is not dismissed within 30 days of the date thereof) a valid petition in bankruptcy; has a liquidator, provisional liquidator, receiver or receiver and manager appointed in any jurisdiction in respect of all or a substantial portion of its property and assets;

         (c) if Licensor ceases to carry on business as a programmer of computer software; or

         (d) if PIRANHA ceases to carry on business as a publisher and/or distributor of computer software titles.

         6.03 Limited Liability. Neither party shall be liable to the other party for indirect, consequential or incidental damages or for loss of prospective profits.

         6.04 Default by Licensor - Remedies of PIRANHA. Upon a default by Licensor and termination of this Agreement by PIRANHA pursuant to Section 6.02, PIRANHA (i) shall not be obligated to publish and market the Program, (ii) may retain another Programmer in connection with a similar software program if PIRANHA desires, in which event the non-compete provisions of the Agreement shall not restrict PIRANHA from creating a similar program, but the creation of such program shall be subject to the restrictions on the use of confidential information, which shall survive the termination of this Agreement, (iii) shall not be liable to Licensor for any costs or expenses incurred by any party in connection with such Program or for any Monthly Payments or royalties other than Monthly Payments accrued but unpaid as of the date of termination; and (iv) shall have the right to dispose of any remaining inventory, at whatever price PIRANHA deems necessary (subject to the Minimum English Language Royalty, as applicable), for six (6) months following the date of termination. If the Agreement is terminated, PIRANHA shall deduct the costs associated with Programs returned to PIRANHA by any customer from any Monthly Payment still due to Licensor from sales prior to the date of termination. If no Payments are due from PIRANHA to Licensor, then Licensor shall, within twenty (20) days of the return of any goods, reimburse PIRANHA for the costs of returned Programs.

         6.05 Default by PIRANHA - Remedies of Licensor. Upon a default by PIRANHA, and termination of this Agreement by Licensor pursuant to Section 6.02, Licensor shall not be bound by the non-compete provisions of the Agreement, shall be free to engage another publisher or distributor for the Program and neither PIRANHA nor its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to distribute or market the Program, except as follows:

         (a) because both parties acknowledge that PIRANHA's chief asset is its customer relations, if PIRANHA has any commitments to provide the Program to any customers then, in such event, after providing written evidence of said commitments, PIRANHA may continue to produce and distribute the Program for those customers to which it is bound by said commitments, for so long as the commitments in question shall be binding on PIRANHA. PIRANHA shall continue to make Monthly Payments to Licensor on such sales of the Program.

         (b) PIRANHA shall have the right to dispose of any inventory in its possession at time of termination. PIRANHA shall continue to make Monthly Payments to Licensor on such sales of Program.

                              VII. INDEMNIFICATION

         7.01 Indemnification of Licensor. PIRANHA shall indemnify and hold Licensor harmless from and against all claims, suits, demands, actions and proceedings, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney fees and costs) Licensor may suffer or incur as a result of any negligent action or failure to act of any employee, agent or representative of PIRANHA.

         7.02 Indemnification of PIRANHA. Licensor shall indemnify and hold PIRANHA harmless from and against all claims, suits, demands, actions and proceedings, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney fees and costs) which PIRANHA may suffer or incur as a result of (i) the failure by Licensor to supply to PIRANHA the Program in a form which meets the established standards for Macintosh, Windows
(R) 3.1 and Windows(R) 3.11; which is compatible with Windows(R) 95 and which meets the requirements set forth in Exhibit C, (ii) any negligence in act or failure to act of any employee, agent or representative of Licensor, or (iii) the infringement of the Program on the copyright, trademark [other than the trademark for the name of the Program ("MAJESTIC: Alien Encounter") or such other final title as shall be chosen by PIRANHA], patent or any other intellectual property rights of any person or entity. The rights granted to PIRANHA under this section shall be PIRANHA's sole and exclusive remedy for any alleged infringement of any intellectual property rights of any party. Licensor shall have no liability to PIRANHA under any provision of this section with respect to any claim of patent or copyright infringement which is based upon modifications made to the Program, if any, by a party other than Licensor, or Licensor's employees/agents.

         7.03 Method of Asserting Claims, Etc. If any claim or demand for which an indemnifying party would be liable to an indemnified party hereunder is asserted against or sought to be collected from an indemnified party by a third party, the indemnified party shall promptly notify the indemnifying party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The indemnifying party shall have twenty days from the personal delivery or mailing of the Claim Notice (the "Notice

Period") to notify the indemnified party (a) whether or not it disputes its liability to the indemnified party hereunder with respect to such claim or demand and (b) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the indemnified party against such claim or demand.

(i) If the indemnifying party disputes its liability with respect to such claim or demand or the amount thereof (whether or not the indemnifying party desires to defend the Indemnified party against such claim or demand as provided in paragraphs (ii) and (iii) below), such dispute shall be resolved in accordance with the arbitration provisions of this Agreement. Pending the resolution of any dispute by the indemnifying party of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the indemnified party.

(ii) If the indemnifying party notifies the indemnified party within the Notice Period that it desires to defend the indemnified party against such claim or demand then, except as hereinafter provided, the indemnifying party shall have the right to defend the indemnified party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of the indemnified party becoming subject to liability for any other matter; provided, however, the indemnifying party shall not, without the prior written consent of the indemnified party, consent to the entry of any judgment against the indemnified party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the indemnified party of a release, in form and substance satisfactory to the indemnified party, as the case may be, from all liability in respect of such claim or litigation. If any indemnified party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the indemnified party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the indemnified party, including without limitation, the administration of the tax returns and responsibilities under the tax laws of any indemnified party, then the indemnified party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the indemnifying party hereunder; provided however, that the indemnified party shall not settle any claim or demand without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party should elect to exercise such right, the indemnifying party shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

(iii) If the indemnifying party elects not to defend the indemnified party against such claim or demand, whether by not giving the indemnified party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the indemnifying party or by the indemnified party (but the indemnified party shall have no obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the indemnifying party hereunder, unless the indemnifying party shall have disputed its liability to the indemnified party hereunder as provided herein, in which event such dispute shall be resolved as provided in the arbitration provisions hereof.

(iv) If an indemnified party should have a claim against the indemnifying party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party disputes its liability with respect to such claim or demand such dispute shall be resolved as provided in the arbitration provisions hereof; if the indemnifying party does not notify the indemnified party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder.

         7.04 Payment. Upon the determination of liability under this Article VII, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. If the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

         7.05 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Agreement are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party to this Agreement, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

         7.06 Viability of Program. If, in the event of a successful third party claim for intellectual property infringement, the settlement of the claim does not include the right to continue to publish the Program with the infringing material, Licensor may, at its expense, remove the infringing material and attempt to produce a modified version of the Program for continued publication. The final decision regarding whether to proceed with publication of the modified version of the Program, however, shall rest with PIRANHA in its sole discretion.

                               VIII. MISCELLANEOUS

         8.01 Survival. The representations and warranties made by Licensor and PIRANHA in the Agreement shall continue in full force and effect for the benefit of the relevant party and shall survive the termination of this Agreement.

         8.02 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or sent by U.S. registered mail, charges prepaid, to the parties at the addresses set forth on the signature page of the Agreement.

         8.03 Entire Agreement. This Agreement, when duly executed and delivered, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.

         8.04 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Arizona and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Maricopa County, State of Arizona and all courts competent to hear appeals therefrom. The Parties also waive any and all objections to such jurisdiction and venue, including objections based on the doctrine of forum non conveniens.

         8.05 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns, as the case may be.

         8.06 Amendment and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

         8.07 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not affect or impair the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct.

         8.08 Execution and Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         8.09 Arbitration. All controversies which may arise between the parties concerning any transaction or the construction, performance, or breach of this Agreement shall be determined pursuant to the arbitration laws of the State of Arizona, before the American Arbitration Association and in accordance with its rules then in effect. The parties shall agree upon one arbitrator to hear the dispute, or if they cannot agree upon a single arbitrator, each shall select one arbitrator and the two arbitrators shall select a third arbitrator to hear the dispute. The award of the arbitrator shall be final and judgment upon the award rendered may be entered by the court specified as the chosen forum for this Agreement. All parties hereto submit to the jurisdiction of Arizona and agree that the arbitration hearing shall be held in Maricopa County, Arizona. Each party shall bear the cost of its own attorney fees involved in such arbitration, if any.

         8.10 Force Majeure. If the performance of this Agreement, or any obligation hereunder, is prevented or delayed by reason of fire, flood, earthquake, explosion or other casualty or accident, strikes or labor disputes, power failure, war or other violence, any law, order, regulation or the like of any governmental agency, or any other act or condition beyond the reasonable control of the affected party, the party so affected, upon giving prompt written notice to the other party, shall be excused from performance, provided however that the affected party shall resume performance as soon as possible.

         8.11 NonAssignment. This Agreement may not be assigned by either party without prior written permission from the other party (which permission shall not be unreasonably withheld), provided however that either party may assign this Agreement in connection with a merger, sale or transfer of all or substantially all of its business and assets or a reorganization. Any attempt, without such permission, to assign or delegate any rights, duties or obligations which arise under this Agreement will be void.

         8.12 Export Control. PIRANHA agrees that it will not export or re-export the Program in any form without the appropriate United States and government licenses.

         8.13 Injunctive Relief. It is understood and agreed that a material breach of the provisions of this Agreement will cause the nonbreaching party irreparable damages for which recovery of money damages would be inadequate, and that the nonbreaching party shall be entitled to obtain timely injunctive relief to protect its rights under this Agreement in addition to any and all remedies at law.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.


                                              "LICENSOR"

                                               __/s/ Istvan Pely_______________
                                                     Istvan Pely

                                               Address: 19 Farm Gate Way
                                                        Reistertown, MD 21136


                                              "PIRANHA"

                                              PIRANHA INTERACTIVE PUBLISHING



                                              By __/s/ Timothy M. Brannan_______
                                                 Timothy M. Brannan, President

                                              Address:  4802 E. Ray Rd.
                                                        Suite 23-245
                                                        Phoenix, AZ  85044

                                   EXHIBIT "A"

         The Program subject to the Agreement is described as follows:

TITLE:   Majestic (working title)

PLATFORM/MEDIA:

         Windows and Mac - CD-ROM, 1 or 2 discs (not yet determined)

DESCRIPTION:

An interactive, multimedia, 3-D rendered adventure game which is based in an abandoned space cruiser called the Majestic. The player must navigate four unmanned probes through the ship while investigating the strange occurrences surrounding the abandonment of the cruiser and solving puzzles and defeating aliens in order to win the game.

                                   EXHIBIT "B"

                           MASTER DEVELOPMENT SCHEDULE


I.  MAC VERSION ---------------------------------------------------------------

DEADLINE                   LICENSOR'S TASK


ALREADY                    Alpha copy for review
DELIVERED
AND ACCEPTED

ALREADY                    First Beta for review
DELIVERED
AND ACCEPTED

10/23/95                   Final Beta for review

11/8/95 "Gold Master" of the Program in machine readable form and related materials in hard copy and machine readable form

11/27/95 Target "Launch Date" for sale of first Program to the consumer market


II.  WINDOWS VERSION ----------------------------------------------------------

DEADLINE                   LICENSOR'S TASK


10/23/95                   First Beta for review

10/30/95                   Final Beta for review

11/8/95 "Gold Master" of the Program in machine readable form and related materials in hard copy and machine readable form

11/27/95 Target "Launch Date" for sale of first Program to the consumer market

                                   "EXHIBIT C"

                      PIRANHA INTERACTIVE PUBLISHING, INC.
                          PRODUCT ENGINEERING STANDARDS

The following is an outline of Piranha's Product Engineering Standards for software developers. They are divided into the following main categories:

I. MACINTOSH PLATFORM REQUIREMENTS
II. WINDOWS PLATFORM REQUIREMENTS
III. REQUIREMENTS FOR MPC LICENSING
IV. DEFINITION OF DEVELOPMENT STAGES

These engineering requirements are based upon industry standard expectations. Meeting or exceeding these requirements is considered critical to maintaining product competitiveness and life cycle in the market. Therefore, though exceptions may be made to one or more of these requirements, they will only be made at the discretion of Piranha and only if appropriate to the product. Such exceptions, when made, will be considered on a case-by-case basis and will only be approved by express written consent of Piranha.

                 I. MACINTOSH PLATFORM ENGINEERING REQUIREMENTS:

1. Product runs without errors or "bugs" on 68030 or faster, System 7.1 or later. Supports minimum 640x480x256 color. Requires no more than 8 meg RAM. Product must be accelerated for PowerMac.

2. Videos must be in Quicktime format and the logo must be licensed from Apple.

3. Features common Apple Macintosh interface support: File, Options, etc. Must support general Macintosh standards (has support for Get Info, About, Finder, Chooser, etc. as necessary).

4. Application window allows user to resize it with the mouse, and repaints correctly after resize. Application's windows can be moved with mouse, and repaint correctly after move. Application uses multiple windows, and each window repaints correctly after it is maximized and minimized. Application's windows repaint correctly after being covered by another application's window in the foreground.

5. Scroll bars operate correctly and accurately in all windows.

6. Publisher's logo and information appears in install screen, splash screen, credits/about screen, and exit screen (if any). Credit/About screen should contain ALL copyright and trademark information pertaining to the product. Install should also contain the following warning: "This computer program is protected by copyright law and international treaties. Unauthorized reproduction or distribution of this program, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent permissible under law."

7. Technical Information sheets must be completed and returned to the Product Manager at (or before) the time Final Beta is delivered.

8. Turnaround time on technical questions must be 48 hours or less; Turnaround time on bug fixes must be 7 days or less.

9. In addition to program itself, a self-running demo must be created, which goes to all parts of the program. This will be used in trade show demonstrations.

10.  Application frees all system resources when closed.

11. Application has the ability to print both text and graphics directly from the program, as well as export both text and graphics.

12. If any installation of extensions is necessary, product must include standardized install per PIRANHA requirements (Install must be graphical; Must include: Product name; "Published by Piranha Interactive Publishing, Inc.", the PIRANHA logo, and the PIRANHA company address; Must prompt user for desired install drive; Must set up appropriate necessary groups and icons).

                 II. WINDOWS PLATFORM ENGINEERING REQUIREMENTS:

1. Product runs on Windows 3.1, Windows for Workgroups 3.1, and Windows NT, and Windows 95 (even if not WIN 95 native).

2. Windows 95 native products must pass WIN 95 Logo Licensing.

3. Product must pass requirements for MPC licensing (see below).

4. Runs correctly if MS-DOS Share program is running; runs correctly if Windows for Workgroups program Vshare.386 is running.

5. Displays correctly with all of the standard Windows color options in Control Panel. Alt-Tab retains Windows System colors. When Alt+Tab is used to move through applications, application repaints its icon correctly each time it receives focus.

6. Application window allows user to resize it with the mouse, and repaints correctly after resize. Application's windows can be moved with mouse, and repaint correctly after move.

7. Application uses multiple windows, and each window repaints correctly after it is maximized and minimized. Application's windows repaint correctly after being covered by another application's window in the foreground.

8. Scroll bars operate correctly and accurately in all windows.

9. Menu names follow MS Windows Standard names, i.e., FILE, EDIT, OPTIONS, WINDOW, HELP.

10. Help section follows MS Windows Standard Help, i.e., Hyperlinks, Menu bar with File, Edit, Bookmark, Help; buttons for Contents, Search, Back, History, forward & backward.

11. Printer setup within application. If default printer is changed in Control Panel while the application is open, the application recognizes the change.

12. Application uses windows standard keyboard functions, i.e. Alt+F4 to close; Alt+Tab to move through applications.

13. Application has the ability to copy images and text to the clipboard.

14. Publisher's logo and information appears in install screen, splash screen credits/about screen, and exit screen (if any).

15. Technical Information sheets must be completed and returned to the Product Manager at (or before) the time Final Beta is delivered.

16. Turnaround time on technical questions must be 48 hours or less; Turnaround time on bug fixes must be 7 days or less.

17. In addition to program itself, a self-running demo must be created, which goes to all parts of the program. This will be used in trade show demonstrations.

18. Application frees all system resources when closed.

19. Application has the ability to print both text and graphics directly from the program, as well as export both text and graphics.

20. If any installation is necessary, product must include standardized install per PIRANHA requirements (Install must be graphical; Must include: Product name; "Published by Piranha Interactive Publishing, Inc.", the PIRANHA logo, and the PIRANHA company address; Must prompt user for desired install drive; Must set up appropriate necessary groups and icons).

                       III. REQUIREMENTS FOR MPC LICENSING

Minimum System Requirements:
-    MS-DOS/PC-DOS version 3.1 or later
-    Microsoft Windows 3.1
-    Microsoft MS-DOS CD-ROM Extensions (MSCDEX) version 2.2 or later
- Multimedia pc or equivalent, or pc with multimedia pc upgrade kit, (or higher levels based on specific product requirements).
     Minimum:
         -        30386SX or higher microprocessor
         -        2 MB memory
         -        30 MB hard disk
         -        CD-ROM with CD-DA outputs
         -        VGA display
         - Audio board: DAC, ADC, music synthesizer, on-board analog audio mixing

         -     Two button Mouse, 101-key keyboard
         -     Serial port, parallel port, MIDI I/O port, joystick port
         - In addition to the above details, CD-ROM and sound requirements should be referred to as "MPC Level 1 (or Level 2) Sound" and "MPC Level 1 (or Level 2) CD-ROM".

General Specifications

a) Product must be compatible with the Windows Operating System version 3.0 with Multimedia Extensions 1.0 application program interface (API) or Windows Operating System version 3.1 or its binary equivalent;

b)   Product must use at least one of the following multimedia enhancements:
     MIDI, waveform or CD Audio, animation, photographic images or motion video. These must be supported through the Windows Operating System version 3.0 with Multimedia Extensions 1.0 application program interface (API) or Windows Operating System version 3.1 or its binary equivalent;

c) Product must run on the Base Multimedia PC Level 2 specification as described below:
        - 486SX 25MHz or higher microprocessor
        - 4 MB memory (8MB recommended)
        - 160 MB hard disk
        - CD-ROM doublespeed with CD-DA outputs, XA ready, multisession capable
        - VGA display minimum 640x480 with 65,536 colors
        - Audio board: 16 bit DAC, 16 bit ADC, music synthesizer, on-board analog audio mixing
        - Two button Mouse, 101-key keyboard
        - Serial port, parallel port, MIDI I/O port, joystick port

                      IV. DEFINITION OF DEVELOPMENT STAGES

ALPHA:
-    The user interface is defined, i.e., layout, palette and icons.
-    Content has been determined, though may not be completed.
- All of the features have basic functionality, although may not necessarily be complete.

FIRST BETA:
- The user interface is fairly stable, i.e., no further changes are planned for the layout, palette or icons.
-    All text files have been run through a spellchecker.
-    All of the features are functional, though the code may still be brittle.

INTERIM BETA:
- Progress falls in between First Beta and Final Beta Stages. Some bugs and errors found during First Beta testing have been fixed.
-    Publisher's Logo and information are in the product.

FINAL BETA:
-    All features are functional and complete.
-    The Install and Help  are complete.
- All text files have been checked for spelling and grammar errors; all errors corrected.
- The program has been tested for two weeks by the development team, and all of the problems/bugs found during that testing have been corrected.
- The program is considered 'release quality' and ready for mastering if no further problems are found during final testing by Piranha Interactive Publishing.
- The Technical Information forms have been completed and returned to the PIRANHA Product Manager.
- The Microsoft Windows Compatibility Survey has been completed and returned to PIRANHA Product Manager (in the case of WIN 95 native programs, WIN 95 Logo has been approved by Microsoft).
- All outside materials (video, graphics, sound, text, etc.) have been properly licensed and written documentation of these agreements has been provided to Piranha.































* The requirements of this Exhibit supersede anything to the contrary which may be stated in the Program description in Exhibit "A"

                                   EXHIBIT "D"

                       SOURCE MATERIAL CONFIRMATION REPORT


Licensor hereby represents and warrants that it is the author of all of the material in the Program (Mac and Windows versions), which is the original work of the employees of Licensor or, if not the original work of the employees of Licensor, has been legally licensed, via written contract, by Licensor and Licensor has the full power to convey such material and such rights to PIRANHA free of any and all claims or encumbrances. The source material for the various components of the Program is as noted below (If there is no material in the Program from a listed category, please enter "N/A" in the applicable space. If there is material in the Program from a category not listed below, please add the category and list the appropriate details in the space marked "Other" below. Please attach to this document a copy of each contract for licensed material in the Product.):

Photographs, graphics, and all other still images:

Video:

Sound:

Text:

Maps:

Other:

Other:

Signed and acknowledged as of the date first above written.


/s/ Istvan Pely
---------------------------------------
Istvan Pely

                                   EXHIBIT "E"

                                ESCROW AGREEMENT


         This Escrow Agreement (the "Escrow Agreement") by and among Licensor, PIRANHA and _____________________________________________________________ (the
"Escrow Agent") is made and effective as of the date of the Agreement to which this Exhibit E is attached and made a part of (the "Agreement"). All terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, Licensor and PIRANHA have entered into the Agreement regarding the Program; and

WHEREAS, it is the policy of the Licensor not to disclose the source code and related documentation (hereinafter collectively referred to as the "Source Code") for the Program to any parties except as provided by written agreement; and

WHEREAS, Licensor and PIRANHA agree that upon the occurrence of certain events described in section 3(a) hereof, PIRANHA shall be able to obtain the Source Code and all revisions thereof, and in accordance therewith, the Licensor agrees to deliver said Source Code to the Escrow Agent;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Licensor, PIRANHA and the Escrow Agent hereby agree as follows:

         1. Deposits. The Escrow Agent, as a safekeeping (escrow) agent, agrees to accept from the Licensor the Source Code ["Source code" is defined to include: All pre-compiled material which is compiled or interpreted to generate the run-time executable; any data files (including, but not limited to, text, graphics, video, animations, sound, and music); supporting utilities; development tools; second- and third-party .DLL's and VBX'es (and related linked or accessed files) required to develop the program or to support the developed program; and all other necessary software and/or documentation used to design, develop, engineer, support, implement, integrate, or otherwise compile the program and its supplementary modules into the final product.] and revisions thereof as provided in section 2 of this Escrow Agreement. The Escrow Agent will issue to the Licensor a receipt for the Source Code upon delivery. The Source Code held by the Escrow Agent shall remain the exclusive property of the Licensor, and the Escrow Agent shall not use the Source Code or disclose the same to any third party except as specifically provided herein. The Escrow Agent will hold the Source Code in safekeeping at its offices at the address set forth below unless and until the Escrow Agent receives notice pursuant to the terms of this Escrow Agreement that the Escrow Agent is to deliver the Source Code to PIRANHA or Licensor, in which case the Escrow Agent shall deliver the Source Code to the party identified therein, subject, however, to the provisions of this Escrow Agreement.

         2. Warranty of Licensor to PIRANHA. Licensor warrants to PIRANHA that
(i) the material described above constitutes the source code and documentation for the Program; (ii) the Source Code delivered to the Escrow Agent is in a form suitable for reproduction by computer and/or photocopy equipment, and consists of a full source language statement of the program or programs comprising the Program and complete program maintenance documentation, including all flow charts, schematics and annotations which comprise the precoding detailed design specifications, and all other material necessary to allow a reasonably skilled third-party programmer or analyst to maintain or enhance the Program without the help of any other person or reference to any other material; and (iii) the Licensor will promptly supplement the Source code delivered hereunder with all revisions, corrections, enhancements or other changes so that the Source code constitutes a human-readable program for the current release of the Program.

         3.  Notice of Default.

                  a. The Licensor shall be deemed to be in material default of its responsibilities to PIRANHA if (i) the Licensor fails to meet its obligations under section 3.01 of the Agreement within forty five (45) days after PIRANHA's notification to Licensor specifying in reasonable detail the nature of the Bug; (ii) the Licensor fails, within 30 days of the receipt of written notice, to meet its obligations under section 1.06 of the Agreement or
(iii) the Licensor becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise and PIRANHA has compelling reasons to believe that such event(s) will cause Licensor to fail to meet its warranty and maintenance obligations in the foreseeable future. PIRANHA shall give written notice (the "Notice of Default") to the Escrow Agent of any default by the Licensor. The Notice of Default shall, at the minimum, (i) be labeled "Notice of Default"; (ii) identify the Agreement and this Escrow Agreement; (iii) specify the nature of the default; (iv) identify the Source Code with specificity; and (v) demand the delivery of the Source Code to the PIRANHA.

                  b. Upon the receipt of the Notice of Default, the Escrow Agent shall send a copy thereof to the Licensor by certified or registered mail, postage prepaid, return receipt requested. If the Licensor desires to dispute the Notice of Default, the Licensor shall, within fifteen business days after the receipt of the copy of the Notice of Default from the Escrow Agent, deliver to the Escrow Agent a sworn statement (the "Affidavit") saying that no default has occurred, whereupon the provisions of paragraph 5 hereof will become applicable. If the Escrow Agent receives the Affidavit within said fifteen business days, the Escrow Agent shall send a copy of the Affidavit to PIRANHA by certified or registered mail, return receipt requested, and if the Escrow Agent does not receive the Affidavit within said fifteen business days and PIRANHA has not terminated the Agreement, the Escrow Agent is authorized and directed to deliver the Source Code to the PIRANHA.

         4. Notice of Termination. Upon the termination of the Agreement, the Licensor may obtain the return of the source Code by furnishing written notice of the termination, agreed to by authorized and notarized signature of PIRANHA to the Escrow Agent.

         5.  Disputes.

                  a. In the event that Licensor files the Affidavit with the Escrow Agent in the manner and within the time period set forth in paragraph 3(b) hereof, or if PIRANHA shall fail to agree that the Agreement has been terminated, the Escrow Agent shall not release the Source Code to either party except in accordance with (i) a final decision of the arbitration panel as hereinafter provided, or (ii) receipt of an agreement with authorized and notarized signatures of both Licensor and PIRANHA, authorizing the release of the Source code to one of the parties hereto.

                  b. Disputes arising under this Escrow Agreement shall be referred immediately to, and be settled by, binding arbitration as provided in section 8.09 of the Agreement.

         6. Payment to Escrow Agent. As compensation for its services hereunder, the Escrow Agent shall receive an annual fee of $250, payable in advance by PIRANHA as of the date hereof and thereafter on the anniversary date hereof. The time of the Escrow Agent (excluding the execution of this Escrow Agreement and the initial receipt and storage of the Source Code) spent fulfilling its obligations hereunder (receiving and storing updated Source Code, responding to correspondence from Licensor and/or PIRANHA, etc.) shall be billed to Piranha by the Escrow Agent at a rate of $100/hour, provided however, that the Escrow Agent's combined fees for services under the terms of this Escrow Agreement shall never exceed $1,000 in any given year without the prior written permission of PIRANHA. PIRANHA reserves the right to choose a new Escrow Agent at any time during the term of the Agreement and the then current Escrow Agent agrees to transfer the Source Code to the new agent upon the payment in full by PIRANHA of any outstanding indebtedness of PIRANHA to the Escrow Agent hereunder, including a fixed charge of two hours for the arrangement of the transfer of the Source Code to the new agent.

         7. Termination. This Escrow Agreement shall terminate on the delivery of the Source Code to either party in accordance with the terms of this Escrow Agreement.

         8. Waiver, Amendment or Modification; Severability. This Escrow Agreement shall not be waived, amended, or modified except by the written agreement of all the parties hereto. Any invalidity, in whole or in part, of any provision of this Escrow Agreement shall not affect the validity of any other of its provisions.

         9. Notices. All notices required to be given hereunder shall be in writing and shall be given by certified or registered mail, return receipt requested, or overnight courier, to the parties at their respective addresses set forth in the Agreement, or in the case of the Escrow Agent, at the address set forth below, or at such other addresses as shall be specified in writing to all other parties.

         10.  Limitation on Escrow Agent's Responsibility and Liability.

                  a. The Escrow Agent shall not be obligated or required to examine or inspect the Source Code, or any of the revisions, corrections or enhancements thereof. The Escrow Agent's obligation for safekeeping shall be limited to providing the same degree of care for the Source Code as it maintains for its valuable documents and those of its customers lodged in the same location with appropriate atmospheric or other safeguards. However, the parties agree and acknowledge that the Escrow Agent shall not be responsible for any loss or damage to any of the Source Code due to changes in such atmospheric conditions (including, but not limited to, failure of the air-conditioning system), unless such changes are proximately caused by the gross negligence or malfeasance of the Escrow Agent. If the Source Code is damaged in any way, the Licensor shall immediately upon notice from the Escrow Agent provide the Escrow Agent with an undamaged copy of the Source Code.

                  b. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and accurate.

                  c. In no event shall the Escrow Agent be liable for any act or failure to act under the provisions of this Escrow Agreement except where its acts are the result of its gross negligence or malfeasance. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or recision of this Escrow Agreement, unless received in writing and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

                  d. The parties to this Escrow Agreement hereby jointly and severally indemnify the Escrow Agent against any loss, liability, or damage (other than any caused by the gross negligence or malfeasance of the Escrow Agent), including reasonable costs of litigation and counsel fees, arising from and in connection with the performance of its duties under this Escrow Agreement.

         11. Use of Source Code. PIRANHA'S use of the Source Code shall be subject to the terms, conditions and limitations contained in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the year and date of the Agreement.

PIRANHA INTERACTIVE PUBLISHING, INC.


/s/ TIMOTHY M. BRANNAN
--------------------------------------
Timothy M. Brannan
President


/s/ ISTVAN PELY
---------------------------------------
Istvan Pely



---------------------------------------
Escrow Agent

Escrow Agent address:                   ---------------------------------------

                                        ---------------------------------------

                                  AMENDMENT #1


Whereas, Istvan Pely, an individual at address 19 Farmgate Way, Reisterstown, MD, 21136 ("Istvan"), and Piranha Interactive Publishing, Inc., an Arizona corporation with principal place of business at 1839 West Drake, Suite B, Tempe, AZ 85283 ("Piranha") have entered into that certain License Agreement dated October 20, 1995 (the "Agreement") and;

Whereas, Piranha and Istvan have agreed to develop a sequel to the Program, as defined in the Agreement, and now wish to amend Exhibit A of the Agreement to include the sequel ("Program #2");

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Exhibit "A" of the Agreement is hereby modified to add the following computer software game:

         TITLE: PROGRAM #2 (WORKING TITLE - the program shall be referred to as "Program #2" until such time as Piranha, in consultation with Istvan, chooses a final name under which the program will be published)

         PLATFORM/MEDIA:

         Windows and Mac - CD-ROM, 1 or 2 discs (not yet determined)

         DESCRIPTION:

         A technically enhanced interactive, multimedia, 3-D rendered adventure game sequel to Majestic with similar graphics and style of game play, which takes place in five episodes, based in space, and occurring in a space vessel (the Rident), a space buoy outpost (Plasfo), a colony outpost (Carswell), an industrial corporation (SYNSYM), and an industrial factory (SYNSYM facility). The player must navigate a character through these five locations while investigating the strange occurrences surrounding the attack on the Rident and the manufacturing of cerebral enhancement implants. The player must solve puzzles and outwit the game's nemesis, Jaques Debrise, to win the game.

Exhibit "B" of the Agreement is hereby modified to include the following development schedule for Program #2:

                           MASTER DEVELOPMENT SCHEDULE


         I.  MAC VERSION ------------------------------------------------------

         DEADLINE                   LICENSOR'S TASK


         6/15/96                    Alpha copy for review

         7/15/96                    First Beta for review

         8/1/96                     Final Beta for review

         8/21/96 "Gold Master" of Program #2 in machine readable form and related materials in hard copy and machine readable form

         9/15/96 Target "Launch Date" for sale of first Program #2 to the consumer market


         II.  WINDOWS VERSION -------------------------------------------------

         DEADLINE                   LICENSOR'S TASK

         6/15/96                    Alpha copy for review

         7/15/96                    First Beta for review

         8/1/96                     Final Beta for review

         8/21/96 "Gold Master" of Program #2 in machine readable form and related materials in hard copy and machine readable form

         9/15/96 Target "Launch Date" for sale of first Program #2 to the consumer market

Subsection (ii) of the first sentence of Section 6.01 is hereby modified to note that the Initial Term is hereby revised to terminate five (5) years from the date of this Amendment, as opposed to five years from the date of the Agreement.

References to the "Program" in the Agreement shall now be deemed to refer to Program #2 as well as the original Majestic program and all terms of the Agreement, as amended hereby, shall be applicable to the Program #2 as well as to the original Majestic program.

Any terms used in this Amendment and not defined in this Amendment shall have the meaning ascribed to such terms by the Agreement.

Other than as amended hereby, the terms of the Agreement remain valid and in full force and effect.

Agreed, accepted and effective this 12th day of April, 1996.


/s/ Istvan Pely                            /s/ Timothy M. Brannan
--------------------------------           ------------------------------------
Istvan Pely                                Piranha Interactive Publishing, Inc.